KS E-MEDIA HOLDINGS, INC.
                                     SALE OF
                                  COMMON STOCK

This prospectus relates to the sale of up to 1,380,000 shares of common stock of KS E-Media Holdings, Inc. referred to as "us," "we" or "KS E-Media." Of the 1,380,000 shares, up to 1,000,000 shares may be sold by us at $0.25 per share. The common stock will be sold through our sole officer and director, Mayur Pandya, to investors, both inside and outside the United States. There is no minimum purchase requirement for investors in this offering. For purposes of this offering, the officer and director involved in offering and selling the shares on behalf of KS E-Media may be deemed to be an underwriter of this offering. The shares will be sold as a self-underwritten offering with no minimum number of shares required to be sold in order for us to accept funds. We have no arrangement to place the proceeds of this offering in an escrow, trust or similar account. If the entire 1,000,000 shares of common stock are sold, we will receive gross proceeds of $250,000 before expenses of approximately $25,000. We will offer shares pursuant to this prospectus until August 31, 2003. No assurance can be given on the number of shares we will sell or that we will be able to sell any shares.

In addition, this prospectus relates to the resale of up to 380,000 shares of common stock by selling stockholders. The selling stockholders may sell their common stock from time to time in private negotiated transactions. The selling stockholders will offer or sell shares of our common stock at $0.25 per share unless and until the offering price is changed by subsequent amendment to this prospectus or our shares are quoted on the OTC Bulletin Board. Should our shares become listed on the OTC Bulletin Board, selling stockholders may then sell shares at prevailing market prices or privately negotiated prices. We will not receive any proceeds from the resale of shares of common stock by the selling stockholders.

Our common stock is not currently traded on any exchange or quotation system.

Investing in the common stock involves a high degree of risk. You should purchase shares only if you can afford a complete loss. You should carefully review the "Risk Factors" beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

----------------------- ------------ --------------- ---------------
                        Price to the Maximum Selling Proceeds to the
                           Public      Commission      Company (1)
----------------------- ------------ --------------- ---------------
Per Share                  $0.25           0              $0.25
----------------------- ------------ --------------- ---------------
1,000,000 shares of       $250,000         0             $250,000
common stock offered
by KS E-Media

380,000 shares of         $95,000          0                 0
common stock offered
by selling stockholders
----------------------- ------------ --------------- ---------------
(1) Before deducting expenses related to the offering anticipated to be $25,000.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   The date of this prospectus is May 7, 2003

                                TABLE OF CONTENTS

                                                                          Page

PROSPECTUS SUMMARY.........................................................1
RISK FACTORS...............................................................2
THE OFFERING...............................................................4
USE OF PROCEEDS............................................................5
DILUTION...................................................................6
MARKET FOR OUR COMMON STOCK................................................7
DIVIDEND POLICY............................................................8
FORWARD-LOOKING STATEMENTS.................................................8
BUSINESS...................................................................8
PROPERTY..................................................................16
MANAGEMENT'S DISCUSSION AND ANALYSIS  AND PLAN OF OPERATIONS..............17
MANAGEMENT................................................................20
EXECUTIVE COMPENSATION....................................................21
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................23
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............24
PLAN OF DISTRIBUTION......................................................23
SELLING STOCKHOLDERS......................................................26
DESCRIPTION OF SECURITIES.................................................27
LEGAL PROCEEDINGS.........................................................28
LEGAL MATTERS.............................................................28
EXPERTS...................................................................28
AVAILABLE INFORMATION.....................................................28
FINANCIAL STATEMENTS.....................................................F-1

                               PROSPECTUS SUMMARY

This summary is intended to highlight information contained elsewhere in this prospectus. You should carefully read the entire prospectus, including the section entitled "Risk Factors." All dollar amounts refer to United States dollars unless otherwise noted.

Our Business

As used in this prospectus, the reference to "we" and "KS E-Media" and the business operations discussed in this prospectus refer to KS E-Media Holdings, Inc. and its one subsidiary.

KS E-Media was formed in February 2002 and commenced operations in April 2002. We are an online retail business that markets unique products to the internet consumer based on the Indian art of love-making known as "kama sutra." "Kama Sutra" is a philosophy of eastern India that blends both the spiritual and physical aspects of human intimacy. Our product line will feature literature, games and compact discs as well as, romantic lotions, fragrances, and beauty products. We plan on becoming a comprehensive online website for niche products targeting the marriage and honeymooner market.

We currently offer two products, a multimedia compact disc called kamasutracd and the "Kama Sutra Love Game." Both products are offered through our fully operational website, www.kamasutracd.com. Our website uses a secure server which provides a secure mode of payments and ensures privacy, easy order fulfillment and prompt delivery. We also offer a 30-day money back guarantee on all our products.

Our corporate offices and operations are located at Suite 1400, 1500 West Georgia Street, Vancouver, British Columbia V6G 2Z6. Our telephone number is
(604) 806-3680. We have one wholly-owned subsidiary, Kama Sutra Media Ltd., which maintains business offices at our principal business office in Vancouver.

Offering Summary

Selling stockholders are offering for resale up to 380,000 shares of our common stock which they currently own. KS E-Media will not be involved in the offer or sale of these shares other than registering such shares for resale pursuant to this prospectus.

KS E-Media is offering up to 1,000,000 shares of its common stock in order to raise up to $250,000 of proceeds to be used in KS E-Media's business operations.

Summary of Consolidated Financial Data

------------------------------ -------------------------------------------------
                               Seven Months Ended        Six Months Ended
                               September 30, 2002         March 31, 2003
------------------------------ -------------------------------------------------
Revenues                           $96                        $   610
Operating Expenses                 $38,867                    $25,151
Earnings (Loss)                    $(38,810)                  $(25,090)
Earnings (Loss) Per Share          $(0.02)                    $(0.01)

------------------------------ -------------------------------------------------
                               As of September 30, 2002   As of March 31, 2003
------------------------------ -------------------------------------------------
Total Assets                       $28,305                    $ 35,847
Working Capital (Deficit)          $14,260                    $(27,627)
Stockholders' Equity (Deficit)     $20,440                    $( 3,150)


                                  RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest, you should read and consider carefully the following risk factors.

We expect to incur losses in the near future which could jeopardize our long-term viability

To date, we have not generated any significant revenues from operations and we do not anticipate any significant revenues in the near future. For the six months ended March 31, 2003, we recorded an operating loss of $25,090 and such losses are expected to continue through at least the current fiscal year. As a result of our losses and negative cash flows from operations, our ability to continue operations will depend on our ability to generate revenues and the availability of outside financing for working capital. Assuming the sale of all 1,000,000 shares of common stock, the proceeds received will be utilized over the next twelve months to fund current operations and future business growth. If we are unable to generate sufficient revenues in the near future to cover our expenses or obtain outside capital to cover operating expenses, we may be unable to establish or maintain business operations.

The Independent Auditor's Report contains a going concern explanation which reflects the auditor's substantial doubt about our ability to continue in business

Our audited consolidated financial statements for the year ended September 30, 2002 were prepared on a going concern basis in accordance with United States generally accepted accounting principles. The going concern basis of presentation assumes that we will continue in operation for the foreseeable future and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business. However, such a presentation reflects an auditor's substantial doubt about our ability to continue as a going concern and the fact that, due to our lack of profitable operations since inception, we will need additional external financing to begin realizing upon our business plan.

We will need to raise additional capital to finance current and future operations because our revenues are currently insufficient to cover our operating expenses. If we fail to raise additional capital, we may have to curtail or discontinue operations.

Because we have minimal revenues, and cash or cash equivalents of only $2,560 as of March 31, 2003, we have been required and expect to continue to fund our operating expenses with additional outside capital. We estimate needing approximately $200,000 in the next 24 months to develop products and promote our web-based business. Although we are seeking to raise up to $250,000 in this offering, there is no assurance that this amount or any meaningful amount can be raised in this offering. If we are unable to obtain financing in the amounts and on terms acceptable to us, our business and future success will be adversely affected. Our management has limited experience in raising capital, which may reduce the likelihood of obtaining capital. We currently have no other plans or arrangements to raise capital for our business except for this offering. To date, we have relied on the sale of equity securities to meet our operational and capital requirements. Any future equity financing could result in dilution to our stockholders. Debt financing will result in interest expense and the risk we cannot repay the debt when due.

We distribute our products pursuant to two distribution arrangements which can be terminated at any time. If those distribution arrangements were terminated, we would be deprived of our sources of products currently offered.

The production and distribution of the Kama Sutra compact discs and the distribution of the Kama Sutra Love Game are pursuant to distribution agreements with the owners of such products. These distribution agreements grant non-exclusive licenses to manufacture the CD and sell the CD and Love Game. Both agreements have no set term and can be terminated at anytime upon notice by one party to the other. Consequently, if the licensors should at any time choose to terminate their respective agreements, we would be unable to continue manufacturing and/or distributing the respective products which would have an adverse affect on our revenues and product goodwill.

We have no operating history with which to predict our future performance

We are a start-up company and are in the process of setting up our business and website. We have only recently commenced our business operations and have generated minimal revenues. As a result, we have no operating history upon which an evaluation of our future performance can be made. Our prospects must be considered in light of the risks and difficulties encountered by a new company entering the internet retail business for the first time.

The offering price of $0.25 per share was arbitrarily determined by us and is not based on any trading market value which makes the offering price speculative and subject to significant change after purchase.

The price of our common stock offered hereby has been arbitrarily determined by us and bears no relationship to our earnings, book value or any other recognized criteria of value. Our shares are not currently traded on any stock market. Consequently, no established market value for our shares exists. As a result, there is no assurance that shares purchased pursuant to this prospectus can be resold at or above the offering price.

There is no trading market for our stock which will limit a stockholder's ability to buy and sell our stock

No trading market currently exists for our common stock and no such market is expected to develop in the near future. Due to this lack of a trading market, stockholders will be limited in their ability to buy or sell our common stock. Consequently, stockholders may not be able to sell their stock in a timely manner or at a price they deem acceptable.

KS E-Media's President owns a controlling interest in the Company allowing him to individually determine KS E-Media's future direction regardless of whether other stockholders may agree or disagree with such direction

KS E-Media's President, Mayur Pandya, currently beneficially owns approximately 86% of the outstanding shares of KS E-Media's common stock and would own over 63% assuming KS E-Media sells all 1,000,000 shares offered in this prospectus. Consequently, he is in a position to control or influence the election of a majority of directors and other matters subject to stockholder vote. There is no assurance that Mr. Pandya's interests will always be synonymous with those of other stockholders.


                                  THE OFFERING

We are registering up to 1,000,000 shares of common stock for sale to the public. The common stock will be sold by our sole officer and director Mayur Pandya, to investors inside and outside the United States. Other than possible reimbursement for out-of-pocket selling costs incurred by the officers and directors in their selling efforts and costs of preparing this prospectus, no commissions or other deductions will be paid from the proceeds raised. There is no minimum number of shares that must be sold on behalf of KS E-Media in order to accept funds and consummate investor purchases.

Determination of offering price

We have arbitrarily determined the initial public offering price of the shares at $0.25 per share which price does not necessarily bear any relationship to established valuation criteria such as earnings, book value or assets. Rather, the offering price per share was derived from a subjective consideration by management of various factors including:

   o prevailing market conditions, including the history and prospects for the industry in which we compete;
   o   our future prospects; and
   o   our capital structure.

Due to the arbitrary nature of the $0.25 offering price of the shares, such valuation may not be indicative of prices that may prevail at any time or from time to time in the future. You cannot be sure that a public market for any of our securities will develop and continue or that the shares will ever trade at a price higher than the offering price in this offering.

We are also registering on behalf of selling stockholders, for resale up to 380,000 shares of common stock. The shares of common stock offered for resale may be sold in a secondary offering by the selling stockholders by means of this prospectus. The shares will be sold at a price of $0.25 per share. KS E-Media will not participate in the resale of shares by selling stockholders.


                                 USE OF PROCEEDS

The proceeds from the sale of the shares of common stock offered by KS E-Media are estimated to be up to $250,000 based on a public offering price of $0.25 per share. We intend to utilize the estimated proceeds during the twenty-four month period following this offering for the following purposes:

----------------------------- --------------- --------------- --------------- ---------------
                              25% of Maximum  50% of Maximum  75% of Maximum  Maximum
                              Offering Amount Offering Amount Offering Amount Offering Amount
----------------------------- --------------- --------------- --------------- ---------------
Total Proceeds                $  62,500       $ 125,000       $ 187,500       $ 250,000

Legal and Accounting Costs of $  20,000       $  20,000       $  25,000       $  25,000
Offering

Net Proceeds from Offering    $  42,500       $ 105,000       $ 162,500       $ 225,000
Use of Net Proceeds
         Website Development  $  10,000       $  25,000       $  40,000       $  50,000
         Product Development  $   8,500       $  20,000       $  32,500       $  30,000
         Purchase Inventory   $   6,000       $  15,000       $  24,000       $  45,000
         Marketing and        $  10,000       $  30,000       $  40,000       $  65,000
         Advertising
         Consulting Fees (1)  $   4,000       $   5,000       $   8,000       $  10,000
         Working Capital (2)  $   4,000       $  10,000       $  18,000       $  25,000
----------------------------- --------------- --------------- --------------- ---------------

------------------------------

(1) Consulting fees will be paid to Big Sky Management Ltd., a consulting firm based in Vancouver, Canada. Big Sky Management has been providing consulting services to KS E-Media since April 2002 including assistance with the development of KS E-Media's business plan and marketing strategy as well as assistance in identifying suitable legal and accounting firms for KS E-Media's business needs.

(2) Working Capital includes expenditures for hiring two new employees at $1500 each and $2000 towards acquiring new office and warehouse space. Working capital will also be used to pay various ongoing operating expenses.


The above table assumes the sale of either 500,000 or 1,000,000 shares of common stock being offered by KS E-Media. If less than 250,000 shares are sold, the allocation of net proceeds would be approximately as follows:

         Website development                25%
         Product development                20%
         Purchase of inventory              15%
         Marketing and advertising          25%
         Consulting Fees                     5%
         Working capital                    10%

We will not receive any proceeds from the sale of the shares by the selling stockholders. If we fail to sell sufficient shares to cover the expenses of this offering, our President, Mayur Pandya, has agreed to advance funds necessary to pay all offering expenses.


                                    DILUTION

Our book value per share, as of March 31, 2003 was $-0.001 per share. Without taking into account any changes in our book value after March 31, 2003 and giving effect to the sale by KS E-Media of 500,000 or 1,000,000 shares of common stock offered hereby (after deducting estimated offering expenses payable by KS E-Media) the pro forma book value at March 31, 2003, would have been approximately $101,850 or $0.03 per share if 500,000 shares are sold and $221,850 or $0.06 per share if 1,000,000 shares are sold. This amount represents an immediate and significant dilution to new investors. The following table illustrates this dilution per share:

                                                   500,000       1,000,000
                                                 Shares Sold    Shares Sold
                                                 -----------    -----------
  Public offering price per share                  $0.25           $0.25
  Weighted average price per share paid
         by existing stockholders                  $0.02           $0.02
      Book Value per share at March 31, 2003       $-0.001         $-0.001
      Book value per share after offering          $0.03           $ 0.058
  Increase per share attributable to existing
         stockholders                              $0.03           $0.06
  Dilution per share to new investors              $0.22           $0.19

The following table sets forth, as of March 31, 2003, certain information regarding the existing stockholders and the investors purchasing shares of common stock in this offering:

              50% Shares Purchased                  100% Shares Purchased
              --------------------                  ---------------------
              Number of          Amount             Number of           Amount
              Shares     Percent Invested  Percent  Shares     Percent  Invested  Percent
              ---------  ------- --------  -------  ---------  -------  --------  -------
Existing
Stockholders  2,780,000  84.8%   $ 57,500  31.5%    2,780,000  73.5%    $ 57,500  18.7%

New investors   500,000  15.2%   $125,000  68.5%    1,000,000  26.5%    $250,000  81.3%
              ---------  ------  --------  -----    ---------  -----    --------  -----
Total         3,280,000  100%    $182,500  100%     3,780,000  100%     $307.500  100%
              =========  ====    ========  ====     =========  ====     ========  ====

                           MARKET FOR OUR COMMON STOCK

Our common stock is not quoted on any exchange and there is no public trading market.

As of March 31, 2003 we had 2,780,000 issued and outstanding shares of common stock and 20 stockholders of record. We do not have any outstanding options, warrants or other arrangements providing for the issuance of additional shares of our capital stock. Of the 2,780,000 shares of common stock outstanding, none of these shares are eligible for resale pursuant to Rule 144 of the 1933 Act as they have been held for less than one year. Except for the shares being registered in this prospectus, we do not have any current intention or obligation to register any additional shares of common stock for sale.

There is no public market for our common stock. Trades of our common stock, should a market ever develop, will be subject to Rule 15g-9 of the Securities and Exchange Commission ("SEC"), which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The SEC also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock. As a result of these rules, investors in this offering, even if a market for our shares ever develops, may find it difficult to sell their shares.

The provisions in our Certificate of Incorporation allow our board of directors to issue preferred stock with rights, preferences and privileges superior to our common stock. The issuance of preferred stock with such rights may make the removal of management difficult even if such removal would be considered beneficial to stockholders generally. It would have the effect of limiting stockholder participation in certain transactions such as mergers or tender offers if such transactions are not favoured by our management. There are no shares of preferred stock outstanding, and there are no current plans, arrangements, commitments or undertakings to issue any preferred stock. However, the board of directors has the authority to issue shares of preferred stock at any time up to the amount authorized in our Certificate of Incorporation.

                                 DIVIDEND POLICY

Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. We have not paid any dividends on our common stock and we do not have any current plans to pay any common stock dividends.


                           FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks identified in the section entitled "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.


                                    BUSINESS

Corporate History

We were incorporated in the State of Delaware on February 28, 2002. On that date we issued 2,400,000 shares of our common stock to our founder, Dr. Mayur Pandya, for $7,500.

On February 28, 2002, we entered into a consulting agreement with Big Sky Management Ltd. pursuant to which we agreed to pay Big Sky Management Ltd. $1,500 per month for financial consulting services in connection with our organization and initial operations. Big Sky has agreed to accrue payment of their fees until we raise sufficient capital and/or generate sufficient revenues to pay such fees.

On April 1, 2002 we entered into a Share Purchase Agreement with Skala International Enterprises Inc. ("Skala") and Mahase Bahadoorsingh to purchase all of the issued and outstanding common shares of Kama Sutra Media Ltd., a British Columbia company ("KSM"). As consideration for the shares of KSM we issued an unsecured demand promissory note in the amount of CDN$25,000 (approximately US$16,000) to Skala. KSM was incorporated under the laws of the Province of British Columbia on March 6, 2002 as a wholly-owned subsidiary of Skala. Skala is in turn wholly-owed by Mr. Bahadoorsingh, a Vancouver based businessman.

Mr. Bahadoorsingh formed KSM in order to acquire certain assets which Skala had developed for the purpose of marketing games and compact discs based on the Indian art of love-making known as Kama sutra. These assets included the game and compact disc referred to above which Skala held in inventory, as well as a distribution agreement dated May 19, 2001 between Skala and Amit Raheja relating to the production and distribution of the Kama Sutra CD. The distribution agreement had been assigned to KSM on March 13, 2002. The Kama Sutra Love Game is distributed pursuant to an oral non-exclusive agreement with the game's Italian manufacturer. Both distribution agreements may be terminated unilaterally at any time.

In consideration for the assets referred to above, KSM issued 25,000 shares of its common stock valued at CDN$25,000 (approximately US$16,000) to Skala, becoming a wholly-owned subsidiary of Skala. The value of CDN$25,000 reflects the costs incurred by Skala of approximately $16,000 in developing these assets. The transfer of the assets referred to above was completed under a Bill of Sale and an Assignment Agreement dated March 13, 2002 between KSM and Skala. The purpose of the asset transfer was to isolate the assets in question from other business activities conducted by Skala to allow for their sale to us. We treated the acquisition of KSM as an asset purchase for accounting purposes. For further details, see Financial Note 3 to the audited financial statements dated September 30, 2002.

Following the organization of KSM's affairs by Skala, we purchased all 25,000 outstanding shares of KSM from Skala pursuant to the terms of the Share Purchase Agreement referred to above. As a result of the stock purchase, KSM became a wholly-owned subsidiary of KS E-Media.

Also, as a result of the stock purchase, on April 1, 2002, Mahase Bahadoorsingh resigned as the sole director and officer of KSM and Mayur Pandya was appointed as the sole director and officer of KSM in his place.

On April 26, 2002 we issued 300,000 shares of our common stock to three investors for gross proceeds of $30,000. These proceeds were used to repay the outstanding promissory note referred to above and to pay for other start-up expenses and web site development expenses.

On September 25, 2002 we issued 80,000 shares of our common stock to 16 investors for gross proceeds of $20,000. These proceeds were used to pay for additional start-up expenses and web site development expenses.

Industry Overview

According to Naughty Linx, an online index (www.naughty.com) maintained by JMR Creations of Boston, the Internet hosts some 28,000 adult-oriented sites, about half of which are profitable. Most commercial adult-oriented sites are unsophisticated operations that collect a penny or two for each click on an ad banner. The major factors contributing to the profitability of adult-oriented sites has been anonymity of the consumer, significant demand, the ease of content building and cost effectiveness of providing the service. This forms one end of the industry spectrum.

On the other end is the existence of numerous multimedia companies involved in the production of computer games and educational software with professionally designed content catering to the more `typical' needs of the general public. In addition, there are many online retailers such as Amazon.com and Barnes & Noble.com which offer general content books, CDs, videos, etc. over the internet. E-commerce is experiencing a significant upward trend with spending on non-travel goods and services increasing 38% over the comparable periods of last year according to measurement and analysis firm ComScore Networks. According to comparison shopping site BizRate.com, the top sales categories for 2002 are computer hardware, electronics, entertainment apparel and toys and games.

KS E-Media believes this data supports its internet marketing strategies. The Kama Sutra CD and the Kama Sutra Love Game fall within the entertainment and games categories, respectively, both of which are categories receiving significant internet business.

We intend to position ourselves in between these two ends of the spectrum. In this respect we would provide original value-added products for the 18 years and older, newlywed and honeymooner market while at the same time offering products that would be appealing to any one wishing to enrich his or her intimate relationship. We do not intend to market to nor would our products be appealing to customers with mere prurient interests.

Ultimately, we intend to develop a comprehensive range of products that will establish our website as the main source of products based upon the Kama Sutra and the enhancement of individuals' intimate relationships.

Business of KS E-Media

We intend to utilize the internet in order to create a comprehensive on-line shopping mall providing original, value-added products via our website. Our target market will be the young married and honeymooner market which we believe is currently being underserved. We intend to focus on educational, religious and adult theme multimedia products for this niche group. Ultimately, we intend to develop a comprehensive range of products that will establish our website as a main source of products based upon the kama sutra as well as products of interest to our niche marketing group.

The initial website that we will showcase is kamasutracd.com. This is a website which currently offers our two initial products, the Kama Sutra CD and the Kama Sutra Love Game. In the future we plan to offer sophisticated products and services for an adult target market, specifically newlyweds and honeymooners. Products will include games, multimedia compact discs, DVDs, books and magazines based on the art of love-making from ancient India known as Kama sutra. This website became fully functional in January 2002 and provides a secure server and a private and easy ordering system.

We will continue to evaluate distributorship relationships with other suppliers of Kama sutra themed products. Such strategic alliances could include other existing websites as well as national bookstore chains to capitalize on their extensive market reach.

We will also be evaluating expanded products and services which could include other media such as books and DVDs as well as lotions, fragrances, candles which would be marketed as kama sutra themed products.

Our website and products are currently available through over thirty (30) internet search engines including AOL, Yahoo, Google and MSN. Although we have experimented with placing a hyperlink and meta tags on various search engines, such placement proved to have limited success. Meta tags represent information imbedded in the "head" or title area of a web page. Although not seen by those viewing a web page, such meta tags provide the ability to control, to some extent, how a web page is identified by some search engines which in turn affects how a web page may be indexed by the search engine. Meta tags can also be used to tell a browser what "character set" to use with the web page. As sales increase and additional financing is made available, we will seek to refine our online search engine placement to enhance its marketing effectiveness. For example, for a fee, companies can have a placement on search engines such as Yahoo which provide premium placement on a search result list which typically increases the number of viewers drawn to that web site.

We believe that an important trend emerging in the marriage/honeymoon sector is the need for partners to stimulate relationships in newer yet time tested ways. We believe the teachings of Kama sutra will fill this need by elevating that basic human sexuality to a higher level based upon the ancient esoteric art form of Kama sutra.

Principal Products or Services

Currently the two products offered through our website are:

   o Kama Sutra CD: This CD has been professionally made offering a multimedia (both visual and audio) experience helping couples discover the erotic secrets of tantric lovemaking. This CD introduces the secret religion of love known as kama sutra. The CD sells for $19.95.

   o Kama Sutra Love Game: This stimulating erotic game is fun for one couple or for several couples. Throw the dice and the creativity begins. The Game can offer hours of fun and excitement for the players. The game sells for $19.99.

The Kama Sutra CD and Kama Sutra Love Game are intended for purchasers 18 years of age and older and a representation of age will be part of the ordering process.

We are also developing a future product line-up which would include lotions, oils, perfumes, love potions, exotic kama sutra gourmet chocolates and exotic kama sutra candles. We have been evaluating various fine chocolates which could be moulded into Indian themed objects such as a temple or heart shape. We have also contacted various vendors of cosmetics regarding the purchase of products. All discussions to date have been preliminary in nature and definitive arrangements will depend on further research and funding for product development from this offering. Any new product purchases would, at least for the foreseeable future, be on a non-exclusive basis and from existing manufacturer product lines.

We plan to market a second multimedia compact disc and printed literature which will also be based upon the spiritual and sexual enrichment of the Kama sutra. This second compact disc is being developed by Mr. Raheja with assistance from us with regard to parameters and guidelines for the content and programming of the CD appropriate for North American consumers. When completed, this second compact disc will be licensed to us on terms similar to those under which the first compact disc was licensed. All of the products we sell include a 30-day money-back guarantee if the customer is not satisfied with the purchase.

Upon funding of this offering, we intend to assemble a product development team. This team will attempt to develop original and proprietary products for sale on our website.

Product Sources

Both of our current products are sold pursuant to distribution agreements.

Our wholly-owned subsidiary KSM is party to a Distribution Agreement dated May 19, 2001, as amended February 21, 2002, with Amit Raheja of Bombay, India, pursuant to which KSM has been granted the right to manufacture and distribute the kama sutra multimedia compact disc referred to above.

The Distribution Agreement with Mr. Raheja grants us the right to manufacture and sell the Kama Sutra CD which was created by Mr. Raheja. The agreement requires the following schedule of royalties to be paid:

         - $3.00 each for the first 1,500 units manufactured;
         - $0.90 each for the next 50,000 units manufactured;
         - $0.60 each for the next 50,000 units manufactured; and
         - $0.25 each for all units over 101,500 manufactured.

An advance royalty of $3,000 was paid to Mr. Raheja by KSM. All manufactured units must be reported to Mr. Raheja and royalties paid within 90 days of their manufacture. To date KSM has produced 1,000 CD's for which it has paid the $3,000 advance royalty to Mr. Raheja. The license granted by Mr. Raheja is non-exclusive. Consequently, Mr. Raheja could license to other persons or entities, however, to date, he has not done so. The license has no stated term and is deemed perpetual until either party gives written notice of its intention to terminate the license, with or without cause. KSM is current on all its obligations under the agreement and there is no expectation that either party has any intention, at this time, to terminate this license. The termination of this license would have a material adverse affect on operating results.

KS E-Media has a non-exclusive purchase arrangement with Trastulli & Balochhi to purchase the Kama Sutra Love Game for resale on our website. We have no contractual obligation to purchase specific quantities of the game. To date we have purchased 145 games and will continue to purchase the games on an "as needed" basis when inventory supplies need replenishing. We are purchasing the games at the vendors standard wholesale cost and on normal and customary payment terms. Although we don't anticipate such, either party can terminate this relationship at any time. If Trastulli & Balochhi ceased to sell the Kama Sutra Love Game to us, we would seek to replace the game with some other similarly themed game.

Marketing

Our business plan involves selling our products on our website as well as listing our products for sale with established distributors of multimedia products. In order to generate revenues, we plan to advertise our products through traditional print advertisements as well Internet banners and hyperlinks.

We are developing banner ads and links to be placed on other websites to attract traffic to www.kamasutracd.com. We have retained the services of Crackmarketing.com to assist us in testing search-engine placement services as well as key word and meta tag placements through currently available web services. Upon obtaining additional financing, we plan to start placing such banner ads and links for a fee in popular search engines such as Yahoo, Google, Alta Vista and MSN Search.

Once sales channels for our current products are established, we plan to seek additional financing for the purpose of acquiring additional product lines and creating specific websites to market them, with the ultimate goal of becoming a comprehensive on-line shopping mall for niche products in the educational, religious and adult product sectors. However, we have not secured any such additional product lines at this time. Please refer to "Risk Factors" for a discussion of some of the risks effecting our business and plan of business.

We have placed our products on internet auction sites such as Ebay.com and Ebay.ca. We are hoping that this brings the necessary exposure to the product for the people who use EBay as a purchasing site.

As an integral part of our marketing program, we will attempt to have our products carried by national retail stores which offer books, music, CDs and videos, DVDs, toys and games through the internet. These established e-tailers have extensive search and categorization systems which allow one to find the products that we will offer via these sites. While we have made preliminary inquiries with these companies with regard to the process for listing products on their websites, we have not reached any agreement or distribution arrangement with any of these retail chains. There is no assurance that any of these national chain stores will agree to list any of KS E-Media's products.

We will also consider using outside commissioned sales people to distribute our products. If utilized, such sales agents would probably be located in or around Vancouver, BC where we maintain our corporate offices. At this time there are no agreements or understandings between us and any such sales agents.

Marketing will also be in the form of print media such as advertisements in selected regional newspapers. In late 2002, we ran an advertisement in The Village Voice in New York. While we have gathered quote information for advertising in several regional newspapers, we do not expect to pursue additional print media advertising until sales increase and additional capital is made available.

Our planned marketing campaign will be conducted through the internet via search engine placement, with, when funding permits, a programming team updating search engines and adding website partners.

Competition

We believe the primary competitive aspect in our business plan is pricing. Due to our low overhead, we will position our products at a price-point which we believe is below comparable products offered in this retail space. We believe this pricing approach will allow us to appeal to the broadest range of potential customers. We will also emphasize the educational and historical aspects of Kama sutra which will help differentiate our CD products from other adult market products.

We face significant competition from a number of established online distributors of products based upon the Kama sutra. Our principal sources of competition include Trastulli & Balochhi, Kamasutrastore.com, The Kama Sutra Company, Tantra.com and Honeydust.com.

Trastulli & Balochhi, based in Italy, are the original inventors and manufacturers of the Kama Sutra Love Game currently being marketed on our website. They have distributors in four European countries and are seeking distributors in other countries. While their market share is not known it is believed that they are concentrating their marketing strategy on the strength of their proprietary product - the Kama Sutra Love Game. Trastulli & Balochhi have no exclusive distributors in North America. We are marketing the Kama Sutra Love Game pursuant to a non-exclusive purchasing arrangement with Trastulli & Balochhi.

Kamasutrastore.com offers a spectrum of products under the Kama Sutra label. These products include oils, soaps and aromatherapy products that are artistically labeled with East Indian paintings depicting scenes from Khajurao temple. These are not exclusive products and are also marketed by other websites at about the same prices. However, Kamasutrastore.com does not currently offer any multimedia products, books or videos on the subject of Kama Sutra.

The Kama Sutra Company, located in Westlake Village, CA, sells oils and body care products and may eventually enter into a line of multimedia products. The Kama Sutra Company offers a selection of romantic, sensual items but sell the same line of products as kamasutrastore.com, dealing mostly in aromatherapy and beauty products rather than any instructive CDs and books.

Tantra.com is located in Sebastopol, CA. They carry third party Kama Sutra media products as well as creams, CDs, sound tracks and toys and love props.

Honeydust.com also offers items based on the Kama Sutra, and their main product lineup includes aromatherapy candles, bath salts, luxury bath gel, treasures of the sea, massage cream, gifts, honey dust with feather flower, weekender sets, body oils and massage oil gift packs.

We also compete with the national book chains such as Amazon.com and Barnes & Noble which carry a variety of CD's and/or books relating to Kama Sutra. We believe that our Kama Sutra CD can be differentiated from most other kama sutra related CD's currently available due to the interactivity of our CD and the emphasis on the history and spiritual aspects of kama sutra. However, most national book chains offer a variety of books and CD's on the general topic of Kama sutra and will, therefore, compete with our kama sutra related products. We are aware of several other distributors who offer Kama sutra related games such as ours in the U.S.

If we expand our product line to include essential oils, lotions, fragrances and beauty products, we will face competition from numerous department store retailers who sell bath and beauty products both in stores and over the internet.

As a relatively new start-up business, we have little name recognition and our products are unfamiliar to most consumers. We will need to direct substantial time and resources into developing market awareness of our website and products. All of the above referenced competitors have established web-based businesses and most have greater name recognition and financial resources than we do. As a result, these competitors have been able to establish significant market shares. Our inability to generate awareness of our web-based business and establish competitive advantages in the sexuality enhancement marketplace would have a material adverse effect on our operations and profitability.

Intellectual Property, Government Approvals and Regulation

Our trade name, web site designs and business plan are not protected by any patents or copyrights. Our website domain name is registered with Domains.com and our website is maintained by eGlobal Markets Inc. There is no assurance that other pre-existing websites could not challenge our domain name or trade name and require us to either change our domain and trade names or pay a royalty for their continued use. We may be subject to regulations in the future if state or federal agencies choose to impose regulations applicable to the Internet. Such potential future regulation could arise in various areas including taxation on internet transactions or restrictions on the distribution of adult related products or material.

We currently market our products pursuant to a license agreement and a purchasing arrangement. The license agreement and purchasing arrangement are non-exclusive, have no set term and can be terminated by either party at any time.

Research and Development Expenditures

We spent approximately $4,532 during the first seven months of operation for website research and development and $3,025 during the first three months of fiscal 2003.

Employees

We do not have any full-time employees. We have one part-time employee, Mayur Pandya, who is our sole officer and director. Mr. Pandya is involved in other business activities and acts as officer on a part-time basis as needed. Mr. Pandya currently devotes 15-20 hours per week on KS E-Media business. We have retained the services of Big Sky Management Ltd. to assist us in the organization and development of our business. Hiring of other management, staff and consultants will occur incrementally as funds become available and the need arises. We have no collective bargaining agreement or employment agreements in existence.

                                    PROPERTY

Our corporate and operational offices are located at Suite 1400, 1500 West Georgia Street, Vancouver, British Columbia, Canada V6G 2Z6 where we lease office space under a month-to-month lease at a rental rate of $250 a month. Rent for the seven months from March to September of 2002 was donated by the president of KS E-Media. As of October, 2002, KS E-Media has commenced paying the monthly rent for this office space. We believe this space is sufficient at this time and plans to move to expanded office space are contingent upon completion of this offering and hiring of full-time employees.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             AND PLAN OF OPERATIONS

General

The following discussion may contain forward-looking statements and projections. Because these forward-looking statements and projections are based on a number of assumptions and are subject to significant uncertainties and contingencies, many of which are beyond our control, there is no assurance that they will be realized, and actual results may vary significantly from those shown.

Plan of Operations

We were incorporated in the State of Delaware on February 28, 2000. Since inception, we have relied on equity financings to fund our operations. Funds required to finance our Internet services, product inventory, marketing efforts and ongoing business have come primarily from debt and equity financing. We have not generated any significant operating revenues to date. The proceeds from this offering as well as future financings will be necessary to meet our anticipated working capital needs during the current fiscal year.
 Potential sources of additional capital include private placements with institutional investors and/or additional public offerings of our common stock.

Our plan of business encompasses the following steps.

   o   Raise capital of up to $250,000 through the sale of equity securities.

   o During the next four months develop and refine our website including expending up to $50,000 to increase our internet presence through advertising placements on popular search engines.

   o To compliment our website presence for the individual internet purchaser, we plan to also focus on the wholesale market (B2B). To support this B2B effort, we are developing a new distributor/wholesaler page on our website at an estimated cost of $5,000.

   o Also to compliment our website presence, we plan to commence print advertising in several regional and national magazines and newspapers at an estimated cost of $10,000 during 2003.

   o To reach breakeven operations by the end of our current fiscal year of 2003 (September 30, 2003) and generate a profit from operations by the end of the current calendar year of 2003. Break even operations will require reaching sales volume of 500 CD's or 500 CD/Game units per month.

   o Hire one in-house salesperson as soon as funds are available at an estimated annual cost of $30,000 and by the end of the current fiscal year, hire and train one or more additional sales staff at an estimated annual cost of $30,000 per person.

   o Retain independent sales agents on a commission basis for the distribution of our products.

   o Pay accrued consulting fees of $ 9,630 as of March 31, 2003 which includes $1,605 payable per month commencing June 1, 2002 (and two months for which consulting fees were waived by Big Sky Management).

   o Product development and the purchase of new products estimated to be $75,000. This includes completing pre-production of CD #2 at an estimated cost of $5,000 and commencing production of CD #2 by the end of the fiscal year 2003 at an estimated cost of $15,000. We are also planning to bring to market CD #3 and implement streaming video capability during the second quarter of fiscal 2004. We plan to bring CD #4 to market during the third quarter of fiscal 2004. Funds for these developments are expected to come from proceeds of additional invested capital and revenue from operations.

   o When sales volume justifies, anticipated to be during the second quarter of fiscal year 2004, to lease a small amount of warehouse space to store CD and Game inventory, the cost of which is expected to be minimal.


If less than all the shares offered by KS E-Media are sold, KS E-Media will allocate net proceeds in approximately the amounts referred to on page 6 above.

All of the above milestones are expected to be financed primarily from the proceeds of this offering and to a lesser extent by operating revenues. If the amount raised in this offering is less than half of the maximum proceeds sought, we expect to have to raise an additional $100,000 to $150,000 of outside capital investment in order to fully fund our business plan.

We have made initial progress in implementing our business plan. Our website, www.kamasutracd.com became active in January of 2002. We have also received our first internet orders in April of 2002 which prove that the site is working and processing orders. Through March 31, 2003, we have sold seven CD/Game units via online orders and received 50 inquiries regarding ordering of our CD or Game. We also had two wholesale orders each for 100 CD's.

We will face considerable risks in each step of our business plan, such as the inability to raise the additional capital necessary to properly market our products. Other anticipated challenges include finding and retaining necessary employees and sales agents, meeting existing competitive pressures, reaching and motivating our target markets and the change in technological formats from CD Rom to DVD.

We hope to begin generating significant revenues from operations during 2003 but we do not anticipate generating positive cash flow until the end of the current fiscal year. We anticipate obtaining the capital which we will require to fund operations and growth through a combination of debt and equity financing. We anticipate that in the next 24 months, we will need approximately $250,000 to establish and promote our web-based business. Consequently, if we raise the maximum proceeds in this offering ($250,000), we would expect to have sufficient funds to meet cash requirements for the next 24 months. If we raise only 50% of the maximum proceeds ($125,000), we would expect to have sufficient funds to meet cash requirements for the next 10-12 months assuming a program of reduced capital expenditures would be implemented. There is no assurance that we will be able to obtain necessary amounts of capital or that our estimates of our capital requirements will prove to be accurate. As of the date of this prospectus we did not have any commitments from any other source to provide additional capital.

If lesser amounts of proceeds are realized from this offering, we would curtail print advertising expenditures and delay the hiring of full-time staff and securing larger office space. We will be forced to rely on our existing cash in the bank and funds loaned by management if insufficient investment capital threatens our ongoing operations. Our management has no formal commitments or arrangements to advance or loan funds to us. In such a restricted cash flow scenario, we would be unable to complete our business plan, and would, instead, delay all cash intensive activities. Without necessary cash flow, we would be able to sustain only limited operations until such time as necessary funds can be raised or revenues generated.

Results of Operation

Seven Month period from inception to fiscal year end September 30, 2002
------------------------------------------------------------------------

We have commenced operations but have received only $96 of revenues through September 30, 2002. Start-up expenses of $38,867 were incurred in the seven month period ended September 30, 2002. Professional and consulting fees represented $31,178 of these start-up expenses as we are using outside consultants in such areas as legal, accounting, web design and marketing in developing our business. Consulting fees include $7,500 paid to Mr. Pandya and $6,420 of accrued fees owed to Big Sky Management. Included in operating expenses in the period is $1,750 of rent donated by the Company's President.

We incurred a net loss of $38,810 during the seven month period from inception to September 30, 2002.

Prior to our acquisition of assets from Skala in April 1, 2002, the business of KSM had not yet commenced and no revenues had been generated.

Three month period ended March 31, 2003 and 2002
------------------------------------------------

We received $11 of revenues for the quarter ended March 31, 2003. Cost of goods sold was $11 resulting in no gross profit.

During the three month period ended March 31, 2003 we reported net income of $2,120 which resulted primarily from deferred financing costs of $17,014 relating to professional fees associated with this registered offering and a credit of $3,210 of consulting fees.

Six month period ended March 31, 2003
-------------------------------------

For the first six months of fiscal year 2003, we had total revenues of $610 compared to no revenues recognized for the period ended March 31, 2002. Cost of goods sold was $549 resulting in gross profit of $61 for the period. This compares to zero cost of goods sold and no gross profit for the one month period ended March 31, 2002. This reflects the fact that we commenced active business operations during the latter part of calendar year 2002.

Total expenses for the six months ended March 31, 2003 aggregated $25,151 compared to $3,260 for the period ended March 31, 2002. This increase in operating expenses reflects the increase in active business operations in fiscal year 2003 as well as the fact that KS E-Media had been in existence for only a month as of March 31, 2002.

We incurred an operating loss of $25,090 for the six months ended March 31 2003 compared to an operating loss of $3,260 for the period ended March 31, 2002. This loss in the most recent sixth month period reflects the increased business activity during the first half of fiscal year 2003 compared to a one month period from formation to March 31, 2002.

Liquidity and Capital Resources

We have incurred operating losses since the inception of our business (February 28, 2002), and, as of March 31, 2003, we have an accumulated deficit of $63,900. At March 31, 2003, we had cash and cash equivalents of $2,560 and a net working capital deficit of $27,627.

To date, we have funded our operations through the issuance of common stock and to a lesser extent through loans to KS E-Media. During the first seven month period from inception to September 30, 2002, we raised $57,500 from the sale of 2,780,000 shares of common stock through private placement channels. We have not raised any additional capital since September 30, 2002 except for a $5,000 loan from a related party. We are also relying on the forbearance of a certain creditor until we raise additional capital which is Big Sky Management which is owed $9,630. We also received the benefit of having the costs of our premises donated by a related party having a total value of $3,250.

We have used the $57,500 cash raised to date from the sale of stock and the proceeds of a $5,000 loan as follows: $7,557 on purchasing and developing our website; $2,883 on purchasing our license to distribute our inventory; $17,014 on professional fees such as legal and accounting related to the SB-2 Registration Statement; and $32,486 in operating activities. There is a total of $2,560 of cash as of March 31, 2003.

We expect our expenses will continue to increase during the foreseeable future as a result of increased marketing expenses and the enhancement of our website. We are dependent on the proceeds from future debt or equity investments to sustain our operations and implement our business plan. If we are unable to raise sufficient capital, we will be required to delay or forego some portion of our business plan, which may have a material adverse effect on our anticipated results from operations and financial condition. Alternatively, we may seek interim financing in the form of bank loans, private placement of debt or equity securities, or some combination of these. Such interim financing may not be available in the amounts or at the times when we require, and will likely not be on terms favourable to us.

                                   MANAGEMENT

Directors and Executive Officers

Our director and executive officer, and his age and positions, and duration as such, are as follows:

Name                 Position                          Age    Director Since
---------        -----------------                     ---    --------------
Mayur Pandya     President, Secretary, CEO,             42    February 28, 2002
                 Chief Financial Officer and Director

Business Experience

The following is information on the business experience of our officer and director.

Mayur Pandya has been the sole employee, officer and director of KS E-Media since March 2002. Mr. Pandya also serves as the sole officer and director of KSM, our wholly-owned subsidiary. Since April 1, 2002 Mr. Pandya has been an assistant store manager for London Drugs which is a Canadian-owned food and drug store with over 55 stores located throughout Canada. In this capacity Mr. Pandya is responsible for managing the day-to-day operations of a large retail facility located in Metrotown, Burnaby, British Columbia. From December 1999 to April 2002, he provided a wide range of retail management services as a regional manager for 7-Eleven Canada including operations, multi-unit supervision and management training. 7-Eleven Canada operates franchised convenience stores in Canada most of which are open 24 hours a day. From January 1994 to June 1999 Mr. Pandya was retail operations manager for the clothier Gianni Versace in Los Angeles, CA where he was responsible for sales management, customer service and recruiting for retail and warehouse facilities. Mr. Pandya holds a Ph.D. in Banking Systems from S.S.S. Institute of Higher Learning in Bangalore, India and a Masters Degree in Commerce from Bangalore University in India.

Mr. Pandya was born and raised in India where his parents and teachers emphasized the traditional values and pride in India's ancient culture. One of the ancient teachings of India in which he had taken particular interest is the Science of Kama Sutra. Mr. Pandya intends to promote the true meaning of Kama Sutra by creating products that emphasize the aesthetic and spiritual aspects of the ancient art of Kama Sutra and how they enrich the physical intimacy between couples.

Mr. Pandya will continue as a part-time employee although he intends to devote substantial time to the business of KS E-Media. He intends to become a full-time employee of KS E-Media and commence drawing a salary at such time as our operations and cash flow may justify such charge.

Each director holds office until his successor is duly elected by the stockholders. Executive officers serve at the pleasure of the Board of Directors.


                             EXECUTIVE COMPENSATION

The following table sets forth the compensation of our Chief Executive Officer during the last two complete fiscal years. No other officers or directors received annual compensation in excess of $100,000 during the last two complete fiscal years.

Summary Compensation Table

                       Annual Compensation        Long Term Compensation
             --------------------------------- ------------------------------
                                                       Awards         Payout
                                               ---------------------- -------
                                  Other Annual Restricted  Securities   LTIP   All Other
              Year   Salary Bonus Compensation   Stock     Underlying  Payout Compensation
                             ($)      ($)       Award(s)   Options (#)  ($)       ($)
------------ ------- ------ ----- ------------ ----------- ----------- ------ ------------
Mayur Pandya 2002(1) - 0 -  - 0 -  - $7,500 -    - 0 -        - 0 -    - 0 -     - 0 -
CEO
---------------------------------------------------

(1) For the period February 28, 2002 to September 30, 2002

A consulting fee of $7,500 has been paid to Mr. Pandya for services he has provided and his involvement in the set up and organization of KS E-Media. Other than this fee, we do not pay any executive compensation at present. Until a monthly salary, expected to be no more than $3,500 per month, can be sustained by KS E-Media from operating cash flow, Mr. Pandya will continue to provide his services without compensation on a part-time basis until funds are available to do so.

Employment/Consulting Agreements

We do not have any employment agreements.

We have entered into a consulting agreement with Big Sky Management Ltd. of Vancouver, British Columbia dated February 28, 2002 pursuant to which we have retained Big Sky Management Ltd. to serve as our financial consultant in connection with our organization and financing. We have agreed to pay Big Sky Management Ltd. the sum of $1,605 per month. This consulting agreement may be terminated by either party with 30 days notice. We have also agreed to reimburse Big Sky Management Ltd. for all out of pocket expenses incurred by it. By letter dated December 5, 2002, Big Sky Management agreed to defer payments of its monthly consulting fee, waive consulting fees for December, 2002 and January, 2003 and be paid the balance out of the proceeds of this offering. As of March 31, 2003, Big Sky Management was owed $9,630 in consulting fees.

Stock Option Plan

We do not have a stock option plan and we have not issued any warrants, options or other rights to acquire our securities.

Employee Pension, Profit Sharing or other Retirement Plans

We do not have a defined benefit, pension plan, profit sharing or other retirement plan, although we may adopt one or more of such plans in the future.

Director's Compensation

At present we do not pay our directors for attending meetings of our Board of Directors, although we expect to adopt a director compensation policy in the future. We have no standard arrangement pursuant to which our directors are compensated for any services provided as a director or for committee participation or special assignments.

Limitation of liability and indemnification matters

The General Corporation Law of the State of Delaware permits indemnification of directors, officers, and employees of corporations under certain conditions subject to certain limitations. Article XIII of our Certificate of Incorporation states that we may provide indemnification of our agents, including our officers and directors to the maximum extent permitted by the Delaware Corporation Law. In the event that a claim for indemnification (other than the payment by us of expenses incurred or paid by our sole director and officer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is appropriate and will be governed by the final adjudication of such issue.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as otherwise indicated below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

Should a transaction, proposed transaction, or series of transactions involve an officer or director of KS E-Media or a related entity or an affiliate of a related entity, or holders of stock representing 5% or more of the voting power (a "related entity") of the then outstanding voting stock, the transaction must be approved by the unanimous consent of our board of directors. In the event a member of the board of directors is a related party, that member will abstain from the vote unless such member is the sole director.

We have issued shares of our common stock or approved the sale of our common stock to the following persons during the past two years, who, at the time of issuance, were affiliated with us:

  ------------ ---------------- ---------------- ----------- -------------
  Name         Date of Issuance Number of Shares Share Value Consideration
  ------------ ---------------- ---------------- ----------- -------------
  Mayur Pandya 02/02            2,400,000        $7,500      Cash

Mahase Bahadoorsingh was responsible for initially establishing the business now being conducted by KS E-Media through its wholly-owned subsidiary KSM. Consequently, Mr. Bahadoorsingh could be deemed a promoter of KS E-Media. Mr. Bahadoorsingh originally established the Kama Sutra business by acquiring certain inventory and licenses to distribute the kama sutra CD and game in May, 2001. These assets were placed in KSM, a subsidiary of Skala which is owned by Mr. Bahadoorsingh. Due to lack of time to commit to the development of the Kama sutra business, Mr. Bahadoorsingh sold ownership of KSM including the license and inventory to KS E-Media in April, 2002. Mr. Bahadoorsingh invested a total of approximately $15,800 in the Kama Sutra business. He sold the business to KS E-Media for CDN $25,000 (approximately US $16,000) represented by a Demand Promissory Note bearing interest at 10% per annum. This Promissory Note was paid in full on June 7, 2002. Upon the sale of ownership of KSM, in April, 2002, Mr. Bahadoorsingh resigned his positions as the sole officer and director of KSM and has had no involvement with KSM or KS E-Media since that time.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

The following table sets forth, as of the date hereof, information with respect to those persons owning beneficially 5% or more of our outstanding common stock and the number and percentage of outstanding shares owned by each of our director and officer and by our officers and directors as a group. Unless otherwise indicated, each owner has sole voting and investment powers over his shares of common stock.

Name and Address            Shares of Common Stock   Percent of Class
----------------            ----------------------   ----------------
Mayur Pandya                2,400,000                86%
#14-10920 Springmont Drive
Richmond, BC V7E 3S5

All Officer and Directors   2,400,000                86%
 as a Group (1 Individual)


                              PLAN OF DISTRIBUTION

We are offering up to 1,000,000 shares of our common stock at $0.25 per share. The common stock will be sold through our sole officer and director, Mayur Pandya, to investors located both inside and outside the United States. Our shares will be sold on a "self-underwritten" basis with no minimum amount of common stock that we must sell in order to accept purchasers. No commissions are being paid in connection with the offering. Expenses related to the offering are estimated to be $25,000 which will be paid by us from the proceeds of this offering.

In addition, the selling stockholders may, from time to time, sell up to 380,000 shares of common stock which they own. The selling stockholders may sell all or a portion of the shares of common stock in privately negotiated transactions or otherwise. Such sales will be offered at $0.25 per share. Unless and until the offering price is changed by subsequent amendment to this prospectus or our shares are quoted on the OTC Bulletin Board. However, we will not seek listing on the OTC Bulletin Board until after this primary offering is completed. If our shares become listed on the OTC Bulletin Board, selling stockholders may then sell their shares at prevailing market prices or privately negotiated prices.

The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

   (a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

   (b) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

   (c)  privately negotiated transactions; and

   (d)  a combination of any aforementioned methods of sale.

Mayur Pandya will be offering the shares of common stock being offered by KS E-Media. Mr. Pandya is not a registered broker-dealer but will be offering the KS E-Media shares pursuant to an exemption from such broker-dealer registration pursuant to Rule 3a4-1 of the Securities Exchange Act of 1934 (the "Exchange Act"). Mr. Pandya is not subject to any statutory disqualification as defined in section 3(a)(39) of the Exchange Act nor will he be compensated by way of commissions or other remuneration based upon his participation in the offering of KS E-Media's common stock nor is Mr. Pandya currently an associated person with any broker or dealer. Furthermore, Mr. Pandya believes he meets the requirements of Rule 3a4-1(a)(4)(ii) in that he satisfies the following conditions: (a) Mr. Pandya is expected to perform substantial duties for and on behalf of KS E-Media as its CEO and President; (b) Mr. Pandya has not been a broker or a dealer or an associated person with a broker or dealer within the past 12 months; and (c) Mr. Pandya will not participate in the offering of securities for any issuer more than once every 12 months. Based upon the foregoing, Mr. Pandya believes that he satisfies the safe harbor requirements of Rule 3a4-1.

The offering of shares by the selling stockholders will run concurrently with the offering of shares on behalf of KS E-Media. In this regard, the selling stockholders will be competing with KS E-Media for the sale of shares.

Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of said shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above. The selling stockholders may also sell the shares of common stock in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the

Securities Act. Furthermore, selling stockholders are subject to Regulation M of the Exchange Act. Regulation M prohibits any activities that could artificially influence the market for KS E-Media's common stock during the period when shares are being sold pursuant to this prospectus. Consequently, selling stockholders must refrain from directly or indirectly attempting to induce any person to bid for or purchase the common stock being offered with any information not contained in this prospectus. Regulation M also prohibits any bids or purchases made in order to stabilize the price of KS E-Media's common stock in connection with the stock offered pursuant to this prospectus.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with such selling stockholder, including, without limitation, in connection with the distribution of our common stock by such broker-dealers, or pursuant to exemption from such registration. A selling stockholder may also enter into option or other transactions with broker-dealers that involve the delivery of the common stock to the broker-dealers, who may then resell or otherwise transfer such common stock. A selling stockholder may also loan or pledge the common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or upon default may sell or otherwise transfer the pledged common stock.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers or persons exempt from such registration. The selling stockholders are advised to ensure that any brokers, dealers or agents affecting transactions on behalf of the stockholders are registered to sell securities in such states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All expenses of the registration statement estimated to be $20,000-$25,000 including but not limited to, legal, accounting, printing and mailing fees have or will be paid by us. We have agreed to pay the incremental costs of including the selling stockholders' shares in this prospectus. However, any selling costs or brokerage commissions incurred by each selling stockholder relating to the sale of his/her shares will be paid by the selling stockholder.

                              SELLING STOCKHOLDERS

Set forth below is a list of all stockholders who may sell shares pursuant to this prospectus. The number of shares column represents the number of shares owned by the selling stockholder prior to the offering. The common shares beneficially owned following the offering column assumes all shares registered hereby are resold by the selling stockholder.

We will not receive any proceeds from the sale of the shares by the selling stockholders.

--------------------------------------------------------------------------------
                    Common Stock            Number of  Common Shares
Name of Stockholder Owned Beneficially      Common     Beneficially Owned
                    Prior to Offering       Shares     Following the
                                            Offered    Offering
                                            Hereby
--------------------------------------------------------------------------------
                    No. of Shares    %                 No. of Shares     %
                    Owned                              Owned
--------------------------------------------------------------------------------
Bijay Ram Singh     4,000           -(1)    4,000      --                --
Darren Bell         4,000           -(1)    4,000      --                --
Daniel Burns        8,000           -(1)    8,000      --                --
Frank Chan          8,000           -(1)    8,000      --                --
Frank Ciccone       4,000           -(1)    4,000      --                --
Joseph Ciccone      4,000           -(1)    4,000      --                --
Daymon Eng          4,000           -(1)    4,000      --                --
Tammy Hughes        4,000           -(1)    4,000      --                --
Yashin Jiwa         4,000           -(1)    4,000      --                --
Kris Koonar         4,000           -(1)    4,000      --                --
Sarj Koonar         4,000           -(1)    4,000      --                --
Charanjit S. Manhas 6,000           -(1)    6,000      --                --
Pritpal S. Minhas   6,000           -(1)    6,000      --                --
Nancy Murphy        8,000           -(1)    8,000      --                --
Simone Riske        4,000           -(1)    4,000      --                --
Peter Sanders       4,000           -(1)    4,000      --                --
Loretta Fong        125,000         4.496%  125,000    --                --
Siobhan Messinger   75,000          2.697%  75,000     --                --
Julie Ann Choy      100,000         3.597%  100,000    --                --
Totals              380,000                 380,000

(1) Less than one percent.

                            DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 30,000,000 shares of common stock, $.0001 par value, and 5,000,000 shares of preferred stock, $.0001 par value. As of March 31, 2003, there were 2,780,000 shares of common stock outstanding and no preferred stock outstanding.

Common Stock

Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to our stockholders. Cumulative voting is not allowed; therefore, the holders of a majority of the outstanding common stock can elect all directors.

Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

Holders of our common stock do not have pre-emptive rights to subscribe to additional shares if issued by us. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.

Preferred Stock

Our Certificate of Incorporation provides that our board of directors has the authority to divide the preferred stock into series and, within the limitations provided by Delaware statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As our board of directors has authority to establish the terms of, and to issue, the preferred stock without stockholder approval, the preferred stock could be issued to defend against any attempted takeover of us. The relative rights and privileges of holders of common stock may be adversely affected by the rights of holders of any series of preferred stock which KS E-Media may designate and issue in the future.

Options and Warrants

We have not yet issued any options, warrants or other rights to acquire our securities.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Interwest Transfer Co., Inc., Salt Lake City, Utah.


                                LEGAL PROCEEDINGS

We are not a party to any pending or threatened legal proceeding.


                                  LEGAL MATTERS

The validity of the shares of common stock offered by us and the selling stockholders will be passed upon by the law firm of Weintraub Genshlea Chediak Sproul, Sacramento, California.


                                     EXPERTS

Our consolidated balance sheets as of September 30, 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for the seven months ended September 30, 2002, have been included herein in reliance on the report of Manning Elliott, Chartered Accountants, given on the authority of that firm as experts in accounting and auditing.


                              AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2, together with all amendments and exhibits, with the Securities and Exchange Commission ("SEC").

This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any of our contracts or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contracts or documents. You may review a copy of the registration statement at the SEC's public reference room at 450 Fifth Street, N.W. in Washington, DC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our filings and the registration statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.

KS E-Media is not currently required to file reports or information with the SEC. However, as a result of this registration statement being declared effective by the SEC, KS E-Media is now required to commence filing reports with the SEC. Such reports will include quarterly reports on Form 10-QSB; an annual report for each fiscal year end on Form 10-KSB; and reports to disclose material events on Form 8-K. KS E-Media plans to deliver a copy of its annual report on Form 10-KSB, which will include audited financial statements, to its stockholders.

                              FINANCIAL STATEMENTS

Our financial statements are filed as follows:

Independent Auditor's Report                                          F - 1

Consolidated Balance Sheet as of September 30, 2002 (audited)       F-2 - F-3
and as of March 31, 2003 (unaudited)

Consolidated Statement of Operations for the seven months ended       F - 4
September 30, 2002 (audited) and for the six month period ended
March 31, 2003 (unaudited) and one month period ended
March 31, 2002 (unaudited)

Consolidated Statement of Stockholders' Equity for the seven          F - 5
months ended September 30, 2002 (audited) and for the six month period ended March 31, 2003 (unaudited)

Consolidated Statement of Cash Flows for the seven months ended     F-6 - F-7
September 30, 2002 (audited) and for the six month period ended
March 31, 2003 (unaudited) and one month period ended
March 31, 2002 (unaudited)

Notes to the Consolidated Financial Statements                      F-8 - F-15

M A N N I N G   E L L I O T         11th floor, 1050 West Pender Street
   CHARTERED ACCOUNTANTS            Vancouver, BC, Canada, V6E 3S7
                                    Phone 604.714.3600  Fax 604.714.3669
                                    Web: manningelliot.com


                          Independent Auditor's Report

To the Board of Directors and Stockholders of KS E-Media Holdings, Inc.

We have audited the accompanying balance sheets of KS E-Media Holdings, Inc. (A Development Stage Company) as of September 30, 2002 and the related statements of operations, cash flows and stockholders' equity for the period from February 28, 2002 (Date of Inception) to September 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of KS E-Media Holdings, Inc. (A Development Stage Company), as of September 30, 2002, and the results of its operations and its cash flows for the period from February 28, 2002 (Date of Inception) to September 30, 2002, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any significant revenues or profitable operations since inception and will need equity financing to begin realizing upon its business plan. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

"Manning Elliott"

CHARTERED ACCOUNTANTS
Vancouver, B.C., Canada

October 10, 2002, except as to Note 5
which is as of February 13, 2003

KS E-Media Holdings, Inc.
(A Development Stage Company)
Consolidated Balance Sheets
(Expressed in US Dollars)

                                               March 31,      September 30,
                                                 2003             2002
                                                   $                $
                                              (unaudited)       (audited)
Assets

Current Assets

Cash                                            2,560           13,104
Accounts receivable                               683               47
Inventory                                       5,127            5,274
Prepaid expense                                 3,000            3,700
--------------------------------------------------------------------------------

Total Current Assets                           11,370           22,125

Product License and Website
Development Costs (Note 6)                      7,463            6,180

Deferred Financing Cost (Note 4)               17,014                -
--------------------------------------------------------------------------------
Total Assets                                   35,847           28,305
================================================================================

Liabilities and Stockholders' Equity (Deficit)

Current Liabilities

Accounts payable                               31,797            6,865
Accrued liabilities                             2,200            1,000
Loan from related party (Note 7)                5,000                -
--------------------------------------------------------------------------------
Total Liabilities                              38,997            7,865
--------------------------------------------------------------------------------
Commitments (Note 6)
Contingency (Note 1)















   (The accompanying notes are an integral part of these financial statements)

KS E-Media Holdings, Inc.
(A Development Stage Company)
Consolidated Balance Sheets (continued)
(Expressed in US Dollars)

                                               March 31,      September 30,
                                                 2003             2002
                                                   $                $
                                              (unaudited)       (audited)

Stockholders' Equity (Deficit)

Preferred Stock - 5,000,000                         -                -
shares authorized; par value
of  $0.0001; none issued

Common Stock - 30,000,000                         278              278
shares authorized; par value
of $0.0001; 2,780,000 issued
and outstanding

Additional Paid-in Capital                     57,222           57,222

Donated Capital (Note 7)                        3,250            1,750
--------------------------------------------------------------------------------
                                               60,750           59,250

Deficit Accumulated During                    (63,900)         (38,810)
the Development Stage
--------------------------------------------------------------------------------
Total Stockholders' Equity (Deficit)           (3,150)          20,440
--------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity     35,847           28,305
================================================================================




















   (The accompanying notes are an integral part of these financial statements)
                                       F-3

KS E-Media Holdings, Inc.
(A Development Stage Company)
Consolidated Statements of Operations
(Expressed in US Dollars)

                            Accumulated
                                From                     From         From
                            February 28,              February 28, February 28,
                                2002       Six Months    2002         2002
                             (Date of        Ended     (Date of     (Date of
                             Inception)       to       Inception)   Inception)
                             to March 31,   March 31, to March 31, to September
                                2003          2003       2002       30, 2002
                                  $             $          $           $
                             (unaudited)   (unaudited)(unaudited)   (audited)

Revenue                          706           610           -            96

Cost of Goods Sold               588           549           -            39
--------------------------------------------------------------------------------
Gross Profit                     118            61           -            57
--------------------------------------------------------------------------------
Expenses

Accounting and legal          27,022        15,070         500        11,952
Advertising and marketing        461           111           -           350
Amortization                   2,977         1,742           -         1,235
Bank charges and interest        883           157           7           726
Consulting (Note 7)           22,436         3,210       1,605        19,226
Donated rent (Note 7)          3,250         1,500         750         1,750
Foreign exchange (gain)        1,004          (385)          -         1,389
Office                         3,063         1,871           -         1,192
Organizational                   756             -         398           756
Regulatory                     2,166         1,875           -           291
--------------------------------------------------------------------------------
Total expenses                64,018        25,151       3,260        38,867
--------------------------------------------------------------------------------
Net Loss For The Period      (63,900)      (25,090)     (3,260)      (38,810)
================================================================================
Net Loss Per Share - Basic                   (0.01)          -         (0.02)
================================================================================
Weighted Average Shares                  2,780,000   2,400,000     2,507,000
Outstanding
================================================================================
(Diluted loss per share has not been presented as the result is anti-dilutive)









   (The accompanying notes are an integral part of these financial statements)
                                       F-4

KS E-Media Holdings, Inc.
(A Development Stage Company)
Consolidated Statement of Stockholders' Equity
(Expressed in US Dollars)
                                                                    Deficit
                                                                  Accumulated
                                                                     From
                                                                  February 28,
                                                                     2002
                                                                   (Date of
                                           Additional              Inception)
                             Common Stock   Paid-in    Donated    to March 31,
                           Shares   Amount  Capital    Capital        2003
                             #        $        $          $             $

Balance - February 28,
2002 (Date of
Inception)                        -      -         -         -

Stock issued for cash     2,780,000    278    57,222         -              -

Value of services and
rent donated by a
related party                     -      -         -     1,750              -

Net loss for the
period                                                                (38,810)
--------------------------------------------------------------------------------
Balance - September 30,
2002 (audited)            2,780,000    278    57,222      ,750        (38,810)

Value of services and
rent donated by a
  related party                   -      -         -     1,500              -

Net loss for the
period                                                                (25,090)
--------------------------------------------------------------------------------
Balance - March 31,
2003 (unaudited)          2,780,000    278    57,222     3,250        (63,900)
--------------------------------------------------------------------------------













   (The accompanying notes are an integral part of these financial statements)
                                       F-5

KS E-Media Holdings, Inc.
(A Development Stage Company
Consolidated Statement of Cash Flows
(Expressed in US Dollars

                                                   From                      From         From
                                               February 28,               February 28, February 28,
                                                   2002                      2002          2002
                                                 (Date of     Six Months   (Date of      (Date of
                                                Inception)      Ended     Inception)     Inception)
                                               to March 31,  to March 31, to March 31, to September 30,
                                                   2003         2003         2002          2002
                                                     $            $            $             $
                                                (unaudited)  (unaudited)  (unaudited)    (audited)

Cash Flows to Operating Activities

  Net loss for the period                       (63,900)       (25,090)      (3,260)         (38,810)

  Adjustments to reconcile net loss to cash
    Amortization                                  2,977          1,742            -            1,235
    Donated overhead                              3,250          1,500          750            1,750

  Changes in operating assets and
  liabilities
    (Increase) in accounts receivable              (683)          (636)           -              (47)
    Decrease (increase) in inventory             (5,127)           147            -           (5,274)
    Decrease (increase) in prepaid expense       (3,000)           700            -           (3,700)
    Increase in accounts payable and             33,997         26,132          898            7,865
        accrued liabilities
--------------------------------------------------------------------------------------------------------
Net Cash Provided by (Used) in Operating        (32,486)         4,495       (1,612)         (36,981)
     Activities
--------------------------------------------------------------------------------------------------------
Cash Flows Used in Investing Activities

Payment of deferred financing costs             (17,014)       (17,014)           -                -
Purchase and development costs of website        (7,557)        (3,025)           -           (4,532)
Purchase of license                              (2,883)             -            -           (2,883)
--------------------------------------------------------------------------------------------------------
Net Cash Used in Investing Activities           (27,454)       (20,039)           -           (7,415)
--------------------------------------------------------------------------------------------------------











   (The accompanying notes are an integral part of these financial statements)
                                       F-6

KS E-Media Holdings, Inc.
(A Development Stage Company
Consolidated Statement of Cash Flows
(Expressed in US Dollars

                                                   From                      From         From
                                               February 28,               February 28, February 28,
                                                   2002                      2002          2002
                                                 (Date of     Six Months   (Date of      (Date of
                                                Inception)      Ended     Inception)     Inception)
                                               to March 31,  to March 31, to March 31, to September 30,
                                                   2003         2003         2002          2002
                                                     $            $            $             $
                                                (unaudited)  (unaudited)  (unaudited)    (audited)

Cash Flows From Financing Activities

Proceeds from related party loan                  5,000          5,000            -                -
Proceeds from issuing shares                     57,500              -        7,500           57,500
--------------------------------------------------------------------------------------------------------
Net Cash Provided by Financing Activities        62,500          5,000        7,500           57,500
--------------------------------------------------------------------------------------------------------
Increase (Decrease) in Cash                       2,560        (10,544)       5,888           13,104

Cash - Beginning of Period                            -         13,104            -                -
--------------------------------------------------------------------------------------------------------
Cash - End of Period                              2,560          2,560        5,888           13,104
========================================================================================================
Non-Cash Financing Activities                         -              -            -                -
========================================================================================================
Supplemental Disclosures

Interest paid                                         -              -                -          300
Income tax paid                                       -              -                -            -
========================================================================================================



















   (The accompanying notes are an integral part of these financial statements)

KS E-Media Holdings, Inc.
(A Development Stage Company
Notes to the Consolidated Financial Statements
(Expressed in US Dollars

1.   Development Stage Company

     KS E-Media Holdings, Inc. herein (the "Company") was incorporated in the State of Delaware, U.S.A. on February 28, 2002. On April 1, 2002, the Company acquired Kama Sutra Media Ltd. ("KSM"), an online fulfillment company that markets unique products to the internet consumer. KSM currently owns a website known as KamaSutracd.com which offer products and services for an adult target market. The core products will include games, multimedia compact-discs, DVDs, books and magazines based on the Secret Art of Love-Making from Ancient India known as KAMASUTRA. Currently the website offers its first products which are a multimedia CD called KamasutraCD and the Kamasutra Love Game. These products are offered through a website on a secure server, with full customer satisfaction guarantee, privacy, ease of order and quick delivery. Currently the website is fully functional and operational. The first CD offering is in inventory and is currently being offered for sale to the public. KSM management has created and is continuing to create distribution relationships with other suppliers of Kama Sutra themed products.

     The Company is in its earliest stage of development and is considered a development stage company. In a development stage company, management devotes most of its activities in developing its business plan. Planned principal activities have not yet begun. The ability of the Company to emerge from the development stage with respect to its planned principal business activity is dependent upon its successful efforts to raise additional equity financing and operate its business profitably. There is no guarantee that the Company will be able to raise any equity financing or operate at a profit. There is substantial doubt regarding the Company's ability to continue as a going concern.

     Pursuant to two private placement Offering Memorandums, the Company issued 300,000 common shares at $0.10 per share for total cash consideration of $30,000 and issued 80,000 common shares at $0.25 per share for total cash consideration of $20,000.

     The Company originally filed a SB-2 Registration Statement with the United States Securities and Exchange Commission ("SEC") on December 23, 2002. The Company has filed one amendment to this Registration Statement and is filing a further amendment to make certain revisions based on comments received from the SEC. The Company intends to sell 1,000,000 shares at $0.25 per share for gross proceeds of $250,000.

2.   Summary of Significant Accounting Policies

     (a) Consolidated Financial Statements

         The consolidated financial statements include the accounts of the Company and its wholly owned Canadian subsidiary, Kama Sutra Media Ltd. from the date of acquisition being April 1, 2002. All intercompany transactions and balances have been eliminated.

   (The accompanying notes are an integral part of these financial statements)

KS E-Media Holdings, Inc.
(A Development Stage Company
Notes to the Consolidated Financial Statements
(Expressed in US Dollars

2.   Summary of Significant Accounting Policies (continued)

     (b) Year End

         The Company's fiscal year end is September 30.

     (c) Cash and Cash Equivalents

         The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

     (d) Inventory

         Inventory, consisting of CD's and games available for sale over the Internet are recorded using the specific identification method and valued at the lower of cost or market.

     (e) Product License and Website Development Costs

         The Company recognizes the costs associated with developing a website in accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". Relating to website development costs the Company follows the guidance pursuant to the Emerging Issues Task Force (EITF) No. 00-2, "Accounting for Website Development Costs".

     (e) Product License and Website Development Costs (continued)

         Costs associated with the website consist primarily of software purchased from a third party. The Company is capitalizing costs of computer software obtained for internal use in web design and network operations. These capitalized costs will be amortized based on their estimated useful life over three years. Payroll and related costs are not capitalized, as the amounts principally relate to maintenance. Internal costs related to the development of website content are expensed as incurred.

         The Company has a distribution agreement with an unrelated individual in India pertaining to a product license that is being amortized over a three-year period.

     (f) Foreign Currency Translation

         The Company's functional and reporting currency is the United States dollar. The financial statements of the Company's subsidiary are translated to United States dollars in accordance with Statement of Financial Accounting Standard ("SFAS") No. 52 "Foreign Currency



   (The accompanying notes are an integral part of these financial statements)

KS E-Media Holdings, Inc.
(A Development Stage Company
Notes to the Consolidated Financial Statements
(Expressed in US Dollars

2.   Summary of Significant Accounting Policies (continued)

         Translation". Transactions undertaken in a currency other than the United States dollar are remeasured into United States dollars using exchange rates at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are remeasured at each balance sheet date at the exchange rate prevailing at the balance sheet date. Gains and losses arising on remeasurement or settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

     (g) Revenue Recognition

         The Company recognizes revenue when a product is shipped and title has passed to the customer. The Company recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." Revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectibility is reasonably assured.

     (h) Basic and Diluted Net Income (Loss) Per Share

         The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" (SFAS 128). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

     (i) Long-Lived Assets

         In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long Lived Assets", the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes an impairment when the sum of the expected



   (The accompanying notes are an integral part of these financial statements)

KS E-Media Holdings, Inc.
(A Development Stage Company
Notes to the Consolidated Financial Statements
(Expressed in US Dollars

2.   Summary of Significant Accounting Policies (continued)

         undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

     (j) Comprehensive Loss

         SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at March 31, 2003, the Company has no items that represent comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

     (k) Use of Estimates

         The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods. Areas where significant estimates have been applied include the fair value of donated rent and recoverability of website costs and patent. Actual results could differ from those estimates.

     (l) Financial Instruments

         The fair value of the Company's cash, accounts receivable, accounts payable and accrued liabilities were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. The Company operates in Canada and virtually all of its assets and liabilities are giving rise to significant exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company's operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

     (m) Interim Financial Statements

         The interim unaudited financial statements for the six months ended March 31, 2003 have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.


   (The accompanying notes are an integral part of these financial statements)

KS E-Media Holdings, Inc.
(A Development Stage Company
Notes to the Consolidated Financial Statements
(Expressed in US Dollars

2.   Summary of Significant Accounting Policies (continued)

     (n) Recent Accounting Pronouncements

         In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," which amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 expands the disclosure requirements of SFAS No. 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition provisions of SFAS No. 148 are effective for fiscal years ended after December 15, 2002. The transition provisions do not currently have an impact on the Company's financial position and results of operations as the Company currently has no stock-based employee compensation. The disclosure provisions of SFAS No. 148 are effective for financial statements for interim periods beginning after December 15, 2002. The Company will adopt SFAS No. 148 on January 1, 2003. The adoption of this standard currently has no effect on the Company's results of operations and financial position.

         In June 2002, FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The Company will adopt SFAS No. 146 on January 1, 2003. The adoption of this standard currently has no effect on the Company's results of operations and financial position is not expected to be material.

         FASB has also issued SFAS No. 145 and 147 but they will not have any relationship to the operations of the Company therefore a description of each and their respective impact on the Company's operations have not been disclosed.

3.   Income Tax

     Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not.




   (The accompanying notes are an integral part of these financial statements)

KS E-Media Holdings, Inc.
(A Development Stage Company
Notes to the Consolidated Financial Statements
(Expressed in US Dollars

3.   Income Tax (continued)

     The Company has adopted Statement of Financial Accounting Standards
     No. 109 ("SFAS 109") as of its inception. The Company has incurred net operating losses as scheduled below:

                    Year of Loss           Amount             Year of
                                           $                  Expiration

                     2002                  39,000             2017
                     2003                  25,000             2018

     Pursuant to SFAS 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

     The components of the net deferred tax asset and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are scheduled below:

                                         March 31,          September 30,
                                           2003                 2002
                                             $                    $
                                        (unaudited)           (audited)

                Net Operating Loss        25,000                 39,000

                Statutory Tax Rate           34%                    34%

                Effective Tax Rate             -                      -

                Deferred Tax Asset         8,500                 13,000

                Valuation Allowance       (8,500)               (13,000)
                ----------------------------------------------------------
                Net Deferred Tax Asset         -                      -
                ==========================================================

4.   Deferred Financing Cost

     During the period ended March 31, 2003 the Company paid $17,014 for professional fees relating to the preparation and revisions to an SB-2 Registration Statement filed with the SEC.






   (The accompanying notes are an integral part of these financial statements)

KS E-Media Holdings, Inc.
(A Development Stage Company
Notes to the Consolidated Financial Statements
(Expressed in US Dollars

5.   Share Acquisition and Underlying Asset Acquisition

     On April 1, 2002, pursuant to a Share Purchase Agreement, the Company purchased in an arms length transaction, all the shares of Kama Sutra Media Ltd. ("KSM") for total consideration of CAD$25,000. As consideration for the shares of KSM, the Company issued a promissory note for CAD$25,000. The promissory note was unsecured, due on demand, and bore interest at 10%. The promissory note was paid on June 7, 2002 out of proceeds from a private placement.

     The acquisition was accounted for as a purchase of assets. The purchase price was allocated to the assets acquired based on their estimated fair values at the date of acquisition.

     Prior to the acquisition of KSM, KSM had no operations of any kind other than acquiring inventory and a distribution agreement and related prepaid royalty and website. These assets were acquired by KSM for CAD$25,000 but said assets did not constitute a business as described in EITF 98-3 as the business plan had not been activated, marketing had not begun, no sales had been made and the business plan was in its earliest development stage.

     The purchase price was allocated as follows:

                                                            CAD$

                   Inventory                                8,494

                   Prepaid royalty                          4,650

                   Website                                  7,030

                   Distribution agreement                   4,826
                                                      -----------
                                                           25,000
                                                      ===========

6.   Product License and Website Development Costs

     The Company's wholly-owned subsidiary, KSM is party to a distribution agreement dated May 19, 2001 (as amended February 21, 2002) with Amit Raheja of Bombay, India in which KSM has been granted the right to manufacture and distribute for sale under license from Amit Raheja the Kama Sutra CD. Pursuant to this agreement, the Company is required to pay Mr. Raheja the following royalties:

     1) US$3.00 per disc for the first 1,500 CD's manufactured
     2) US$0.90 per disc for the next 50,000 CD's manufactured
     3) US$0.60 per disc for the next 50,000 CD's manufactured
     4) US$0.25 per disc for CD's manufactured in excess of 100,000


   (The accompanying notes are an integral part of these financial statements)

KS E-Media Holdings, Inc.
(A Development Stage Company
Notes to the Consolidated Financial Statements
(Expressed in US Dollars

6.   Product License and Website Development Costs (continued)

     An advance in royalties of US$3,000 was paid to Mr. Raheja on May 19, 2001. All rights, titles and interest were assigned to the subsidiary on March 13, 2002.

                                  Cost  Accumulated   March 31,   September 30,
                                   $    Amortization    2003          2002
                                             $        Net Carrying Net Carrying
                                                        Value         Value
                                                          $             $
                                                     (unaudited)    (audited)

      Product license             2,883          962         1,921        2,403
      Website development costs   7,558        2,016         5,542        3,777
      --------------------------------------------------------------------------
                                 10,441        2,978         7,463        6,180
      ==========================================================================

     The product license and website development costs are being amortized over their estimated useful lives of three years.

7.   Related Party Transactions/Balances

     (a) The Company has received donated overhead from the President of the Company valued at $250 per month or $1,500 for the six-month period ended March 31, 2003.
     (b) The Company has paid $Nil for the six month period ended March 31, 2003 (Fiscal 2002 - $7,500) in consulting fees to the President of the Company.
     (c) The President of the Company advanced a $5,000 loan to the Company, which is non-interest bearing, unsecured and payable on demand.



















   (The accompanying notes are an integral part of these financial statements)

KS E-Media Holdings, Inc.
(A Development Stage Company
Notes to the Consolidated Financial Statements
(Expressed in US Dollars


                            [OUTSIDE BACK COVER PAGE]

                                   PROSPECTUS
                                   ----------

                        1,380,000 shares of common stock

                            KS E-MEDIA HOLDINGS, INC.

                                   May 7, 2003

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO PROVIDE ANY INFORMATION OR MAKE ANY REPRESENTATIONS ABOUT KS E-MEDIA HOLDINGS, INC. EXCEPT THE INFORMATION OR REPRESENTATIONS CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY ADDITIONAL INFORMATION OR REPRESENTATIONS IF MADE.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

-        except the common stock;

- in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation; or

-        to any person to whom it is unlawful to make the offer or solicitation.


Until August 10, 2003, all persons affecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters.




















                                       1